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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the prospectus, which is part of this registration statement, of our report dated November 30, 1998, related to the divisional balance sheet of Ledcor Industries Limited--Telecommunications Division as at May 31, 1998 and the divisional statements of operations and retained earnings and cash flows for the nine months ended May 31, 1998 and the year ended August 31, 1997, which appear in 360networks inc.'s Annual Report on Form 20-F, filed with the Commission on May 22, 2001 on pages 77 to 87.

    We also hereby consent to the references to us under the heading "Experts" in the prospectus, which is part of this registration statement.

/s/ DELOITTE & TOUCHE LLP
Edmonton, Canada
May 25, 2001